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                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K

                          CURRENT REPORT


              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported) April 13, 1995


                     VALLEY NATIONAL BANCORP
      (Exact name of registrant as specified in its charter)


                            New Jersey
          (State or other jurisdiction of incorporation)

             0-11179                       22-2477875
   (Commission File Number)   (IRS Employer Identification No.)

            1445 Valley Road, Wayne, New Jersey 07470
             (Address of principal executive offices)

                          (201) 305-8800
       (Registrant's telephone number, including area code)


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Item 5.   Other Events.

1. On April 13, 1995, Valley National Bancorp ("Valley") issued a press release announcing that Valley National Bank, its national banking association subsidiary, had filed an application with the Federal Reserve Bank of New York to establish an Edge Corporation to undertake certain international activities. The purpose of the application is to establish a finance company in Toronto, Canada. The proposed Canadian finance company will make consumer loans, primarily auto and mortgage loans in Canada, utilizing Valley's expertise in the area and extending to Canada the existing referral program Valley has with a major insurance company.

     Valley also announced that an application had been filed with the Office of Supervision of Financial Institutions, the Canadian banking and financial institution regulator, to establish the finance company in Canada, with capitalization of $10 million (Canadian).

     While Valley anticipates the applications will be approved, there can be no assurance concerning regulatory approval or the timing of such approvals.

2. On April 19, 1995, Valley reported net income before securities gains of $14.4 million for the first quarter of 1995 as compared to $14.0 million for the first quarter of 1994, a 2.4% increase. After securities gains, net income was $14.7 million for the quarter ended March 31, 1995, compared with net income of $16.0 million recorded for the first quarter of 1994 and $14.3 million for the fourth quarter of 1994. Per share earnings were $0.48 for the first quarter of 1995, compared with per share earnings of $0.53 and $0.47 for the first quarter and fourth of 1994, respectively. The first quarter of 1994 was positively impacted by securities gains of $3.3 million, compared to only $537 thousand of securities gains in the first quarter of 1995. Valley had a return on average assets of 1.55%, a return on average equity of 19.04%, and an efficiency ratio of 44.9% for the first quarter of 1995.

     On March 31, 1995, Valley's assets totalled $3.82 billion, representing a 2.1% increase over the $3.74 billion in assets at December 31, 1994. Additionally, loans net of unearned income increased 2.8% to $2.25 billion, compared to December 31, 1994. Total deposits increased 2.7% to $3.42 billion at March 31, 1995, compared with deposits of $3.33 billion on December 31, 1994. Valley's shareholders' equity was $322.1 million at March 31, 1995, an 11.3% increase over Valley's capital position at March 31, 1994. Valley had a book value per share of $10.52, a tier one leverage ratio of 8.52% and a risk based capital ratio of 15.16% at March 31, 1995.

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     Valley's net interest income before the provision for
     possible loan losses was $37.8 million for the first quarter of 1995, representing a 1.7% increase above the $37.1 million recorded in the same period in 1994. Interest on loans was up 22.7% during the quarter and reached $46.6 million, compared with $37.9 million recorded during the first quarter of 1994. This helped to limit the decline in Valley's net interest margin to 4.48% at the end of the first quarter of 1995 from 4.63% and 4.56% at March 31, 1994 and December 31, 1994, respectively.

     Valley's non-interest income for the first quarter of 1995 was $4.5 million, compared with $7.5 million reported in the same period a year ago. Gains on the sale of securities for the first quarter decreased from $3.3 million to $537 thousand. Total non-interest expense, including costs connected with recent acquisitions, increased slightly during the quarter to $19.7 million, compared with $19.4 million recorded for the first quarter of 1994.

     Valley's non-performing assets, including non-accrual loans, and other real estate owned ("OREO"), were $24.2 million, or 1.07% of loans and OREO at March 31, 1995, versus $25.7 million, or 1.17% of loans and OREO at December 31, 1994. This compares with $23.4 million, or 1.20% of loans and OREO at March 31, 1994. Loans past due in excess of 90 days and still accruing interest, were $5.7 million at March 31, 1995, as compared with $15.2 million at March 31, 1994 and $5.4 million at December 31, 1994.


Item 7.   Exhibits.

     99.1      Press Release dated April 13, 1995

     99.2      Press Release dated April 19, 1995

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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   VALLEY NATIONAL BANCORP

Dated: April 25, 1995              By: ALAN D. ESKOW
                                       -------------------------
                                       Alan D. Eskow
                                       Senior Vice President

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                        INDEX TO EXHIBITS

99.1      Press Release dated April 13, 1995

99.2      Press Release dated April 19, 1995